Consent of Ernst & Young LLP, Independent Registered Public Accounting
Firm


We consent to the references to our firm under the captions ?Financial Highlights? in the Class A, Class B, and Class C Shares? Prospectus and ?Independent Registered Public Accounting Firm? in the Statement of Additional Information in Post-Effective Amendment Number 51 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our report dated December 10, 2004 on Federated Muni and Stock Advantage Fund (one of the portfolios comprising the Federated Income Securities Trust) included in the Annual Report to Shareholders for the fiscal year ended October 31, 2004.



								ERNST & YOUNG LLP


Boston, Massachusetts
December 27, 2004